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                                                                      Exhibit 99


FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS


AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614


             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
       ANNOUNCES IT HAS ENTERED INTO A CONTRACT TO SELL ITS LITTLE ROCK,
                                 ARKANSAS MALL


     Boston, Massachusetts- May 12, 2004-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has entered into an agreement to sell its Park Plaza Mall property located in Little Rock, Arkansas to an unaffiliated third party for a gross purchase price of $77,500,000. The sale, which is tentatively scheduled to close in the second or third quarter of 2004, is subject to the purchaser's due diligence review of the property and the assumption of the existing loan encumbering the property by the purchaser. Accordingly there can be no assurance that the sale will be consummated or, if consummated, at the current purchase price.


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     Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

     First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.